As filed with the Securities and Exchange Commission on September 16, 2022

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYROS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-3772460
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 CambridgePark Drive, 4th Floor Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Syros Pharmaceuticals, Inc. 2022 Equity Incentive Plan

(Full Title of the Plan)

Nancy Simonian, M.D.

President and Chief Executive Officer

Syros Pharmaceuticals, Inc.

35 CambridgePark Drive, 4th Floor

Cambridge, Massachusetts

(Name and Address of Agent for Service)

(617) 744-1340

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 47,375,343 shares of common stock of Syros Pharmaceuticals, Inc. (the “Registrant”) issuable under the Syros Pharmaceuticals, Inc. 2022 Equity Incentive Plan (the “Plan”). The shares being registered include certain shares issuable upon the exercise of stock options granted by Tyme Technologies, Inc. (“Tyme”) that were granted by Tyme under the Tyme Technologies, Inc. 2015 Equity Incentive Plan and the Tyme Technologies, Inc. 2016 Stock Option Plan for Non-Employee Directors, which options will be assumed by the Registrant pursuant to the terms of an Agreement and Plan of Merger, dated July 3, 2022 (the “Merger Agreement”), among the Registrant, a direct, wholly-owned subsidiary of the Registrant, and Tyme (which transaction is referred to herein as the “Merger”), upon the effectiveness of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with its directors and executive officers. In general, these agreements provide that the Registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or officer or in connection with their service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Under the Merger Agreement, from the effective time of the Merger through the sixth anniversary of the date on which the effective time of the Merger occurs, the Registrant and the surviving corporation in the Merger agreed to indemnify and hold harmless each person who was at the time of the execution of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time of the merger, a director or officer of the Registrant or Tyme or any of their respective subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of the Registrant or of Tyme or any of their respective subsidiaries, whether asserted or claimed prior to, at or after the effective time of the Merger, to the fullest extent permitted by applicable law. From and after the effective time of the Merger, the Registrant and the surviving corporation in the Merger will also fulfill the Registrant’s and Tyme’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the effective time of the Merger, a director or officer of the Registrant or Tyme.

The Merger Agreement also provides that the provisions of the amended and restated certificate of incorporation and amended and restated bylaws of Tyme with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Registrant and Tyme that are presently set forth therein will not be amended, modified or repealed for a period of six years from the effective time of the Merger in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the effective time of the Merger, were officers or directors of Tyme, unless such modification is required by applicable law. The amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation will contain, and the Registrant will cause the amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and elimination of liability for monetary damages as those presently set forth in the certificates of incorporation and bylaws of Tyme and the Registrant immediately prior to the effective time.

The Registrant has agreed to secure and purchase a six year “tail policy” on the Registrant’s and Tyme’s respective existing directors’ and officers’ liability insurance policies with an effective date as of the date of the closing.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the statute, the Registrant’s restated certificate of incorporation, as amended and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Restated Certificate of Incorporation of the Registrant, including the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Registrant (previously filed with the Securities and Exchange Commission on May 1, 2019 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37813) and incorporated herein by reference).

4.2	Second Amended and Restated Bylaws of the Registrant (previously filed with the Securities and Exchange Commission on August 5, 2021 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37813) and incorporated herein by reference).

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

10.1	Syros Pharmaceuticals, Inc. 2022 Equity Incentive Plan (previously filed with the Securities and Exchange Commission on September 15, 2022 as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K (File No. 001-37813) and incorporated herein by reference).

23.1*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1*	Power of attorney (included on the signature pages of this registration statement).

107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 16th day of September, 2022.

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian
Name:	Nancy Simonian, M.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Syros Pharmaceuticals, Inc., hereby severally constitute and appoint Nancy Simonian, M.D. and Jason Haas, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Syros Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nancy Simonian Nancy Simonian, M.D.	President, Chief Executive Officer and Director (principal executive officer)	September 16, 2022

/s/ Jason Haas Jason Haas	Chief Financial Officer (principal financial officer and principal accounting officer)	September 16, 2022

/s/ Peter Wirth Peter Wirth	Chair of the Board of Directors	September 16, 2022

/s/ Srinivas Akkaraju Srinivas Akkaraju, M.D., Ph.D.	Director	September 16, 2022

/s/ Mark J. Alles Mark J. Alles	Director	September 16, 2022

/s/ Deborah Dunsire Deborah Dunsire, M.D.	Director	September 16, 2022

/s/ S. Gail Eckhardt S. Gail Eckhardt, M.D.	Director	September 16, 2022

/s/ Marsha H. Fanucci Marsha H. Fanucci	Director	September 16, 2022

/s/ Amir Nashat Amir Nashat, Ph.D.	Director	September 16, 2022

/s/ Phillip A. Sharp Phillip A. Sharp, Ph.D.	Director	September 16, 2022

/s/ Richard A. Young Richard A. Young, Ph.D.	Director	September 16, 2022